Exhibit 99.3

THE MANITOWOC COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information for the periods indicated below have been derived by the application of pro forma adjustments, which give the effect to (a) the October 27, 2008 acquisition by The Manitowoc Company, Inc. (“Manitowoc” or the “Company”) of all of the issued and to be issued ordinary share capital of Enodis plc (“Enodis”) for $2.1 billion in cash, including certain transaction fees; and (b) borrowings by Manitowoc under its Amended and Restated Credit Agreement, dated as of August 25, 2008, with JP Morgan Chase Bank, N.A., as Administrative Agent, Deutsche Bank AG New York Branch and Morgan Stanley Senior Funding, Inc., as Syndication Agents, and BNP Paribas, as Documentation Agent, as amended (“Credit Agreement”), to fund the acquisition of Enodis and to retire certain Manitowoc and Enodis indebtedness (the transactions described in (a) and (b) collectively, the “Transactions”).  The unaudited pro forma condensed consolidated statement of income for the fiscal year ended December 31, 2008 give effect to the acquisition of Enodis as if it had occurred on January 1, 2008.

The unaudited pro forma condensed consolidated statement of income for the fiscal year ended December 31, 2008, has been prepared based on the Company’s historical condensed consolidated statement of income for the year ended December 31, 2008 and the historical condensed consolidated statement of income of Enodis for the period from January 1, 2008 through October 26, 2008.  The unaudited pro forma adjustments were based upon available information and assumptions that the Company believes are reasonable under the circumstances.

The unaudited pro forma condensed consolidated financial information was prepared using the acquisition method of accounting with the assets acquired and liabilities assumed recorded at their estimated fair values.  Goodwill is generated to the extent that the acquisition consideration, including transaction costs, exceeds the fair value of net assets acquired.  The Company is in the process of finalizing the purchase price allocation, which allocates the excess of purchase price, including transaction costs, over the fair value of acquired contracts, the tangible and identifiable intangible assets, and deferred tax assets and liabilities acquired to goodwill.  The Company has not finished this purchase price allocation.  Estimates of useful lives and estimated fair values of tangible and amortizable intangible assets will be completed after the Company finalizes third-party appraisals, performs its own internal assessments and reviews all available data.  Any final adjustments will change the allocations of the purchase price, which could affect the fair values assigned to the assets acquired and liabilities assumed and, in turn, result in changes to the unaudited pro forma condensed consolidated financial information, including a change to goodwill.  There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to represent the financial position and results of operations that would have been achieved had the acquisition been completed as of the dates indicated or the Company’s future financial position or results of operations.  The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements of the Company, including related notes thereto, that have previously been filed with the Securities and Exchange

Commission (the “SEC”) and are available to the public over the Internet at the SEC’s website at www.sec.gov.

A.            Unaudited Pro Forma Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Manitowoc	Enodis
	Year Ended	January 1, 2008 through		Total
	December, 31 2008	October 26, 2008		Pro Forma		Manitowoc
	US GAAP	IFRS		Adjustments		Pro Forma Consolidated
Millions of stated currency, except share and per share data	USD	GBP	USD (7)	USD		USD

Net sales	$4,503.0	£757.9	$1,461.3	$(284.4)	4	$5,679.9
Costs and expenses:
Cost of sales	3,487.2	550.8	1,062.0	(206.9)	1,4	4,342.3
Engineering, selling and administrative expenses	455.1	128.8	248.3	107.1	1,4,8	810.5
Amortization expense	11.6	1.1	2.1	23.5	2	37.2
Integration expense	7.6	—	—	—		7.6
Restructuring expense	21.7	—	—	12.0	8	21.7
Exceptional items and amortization of acquisition intangibles	—	(0.4)	(0.8)	0.8	8	—
Total costs and expenses	3,983.2	680.3	1,311.6	63.5		5,219.3

Operating earnings from continuing operations	519.8	77.6	149.7	(220.9)		448.6

Other expenses:
Interest expense	(54.1)	(10.1)	(19.5)	(121.4)	3,4	(195.0)
Loss on debt extinguishment	(4.1)					(4.1)
Loss on purchase price hedges	(379.4)					(379.4)
Other income (expense)-net	(3.0)	(83.6)	(161.2)	161.4	4,8	(2.8)
Total other expenses	(440.6)	(93.7)	(180.7)	40.0		(581.3)

Earnings from continuing operations before taxes on earnings	79.2	(16.1)	(31.0)	(180.9)		(132.7)

Provision for taxes on earnings	(19.2)	22.8	44.0	(62.0)	4,5	(37.2)

Earnings from continuing operations	$98.4	£-38.9	$(75.0)	$(118.9)		$(95.5)

Per Share Data (6):
Basic earnings per share from continuing operations	$.77					$(0.74)

Diluted earnings per share from continuing operations	$.76					$(0.74)

Weighted average shares outstanding
Basic:	129,930,749					129,930,749
Diluted:	131,630,215					129,930,749

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Statements of Income

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

(1)          Adjustment to reflect additional annual depreciation expense of $2.3 million in cost of sales and $0.3 million in selling, general and administrative expenses resulting from increased basis and remaining economic useful lives of Enodis depreciable tangible assets acquired of $26.2 million based on estimated useful lives of 3 to 30 years. The Unaudited Pro Forma Condensed Consolidated Statement of Income does not include a nonrecurring charge of approximately $9.5 million for the amortization of the fair value adjustment to inventories.

(2)          Adjustment to reflect an increase in amortization expense related to the recording of the fair value of identifiable intangible assets, amortized over their estimated remaining useful lives (in millions):

			Estimated
	Preliminary	10 months of	Useful
	Fair Value	Amortization	Life

Customer relationships	$394.0	$16.4	20 years
Developed technology	165.0	9.2	15 years
Trademarks	371.0	—	Indefinite
Total	$930.0	25.6

Less Enodis historical amortization		$(2.1)

Net increase in amortization		$23.5

(3)          Adjustment to record interest expense and amortization of deferred debt issuance cost on the debt incurred to finance the acquisition of Enodis and retire Manitowoc and Enodis indebtedness based upon pro forma consolidated debt of Manitowoc following consummation of the Transactions using the interest rates as shown (as if the Transactions had been consummated as of  January 1, 2008) (in millions):

	Interest	10 months	10 months
	Rate (a)	Manitowoc (c)	Enodis	Consolidated

Eliminate historical expense
Interest on pre-existing debt		$(13.2)	$(16.3)	$(29.5)
Amortization of debt issue costs		(0.3)	(3.9)	$(4.2)
Total historical expense		(13.5)	(20.2)	$(33.7)

Interest on new debt
5 year Term Loan A ($1,025.0)	5.2%	44.4	—	$44.4
6 year Term Loan B ($1,200.0)	6.5%	65	—	$65.0
18 month Term Loan X ($300.0)	5.2%	13	—	$13.0
5 year Revolver ($200.0)	5.2%	8.7	—	$8.7
Undrawn Revolver ($200.0)	0.5%	0.8	—	$0.8
Total interest on new debt		131.9	—	$131.9

Amortization of debt issuance costs (b)		31.9	—	$31.9

Net adjustment		$150.3	$(20.2)	$130.1

(a)          Borrowings made under the Credit Agreement will initially bear interest at 3.25 percent, in the case of borrowings other than Term Loan B, or 3.50 percent, in the case of Term Loan B, in each case in excess of an adjusted LIBO rate as defined in the Credit Agreement, or 1.75 percent, in the case of borrowings other than Term Loan B, or 2.00 percent, in the case of Term Loan B, in each case in excess of an Alternate Base Rate (ABR), at the Company’s option.  In the event the ABR is less than the adjusted LIBO rate, the Company must choose the adjusted LIBO rate option.  An increase in the interest rate of 1/8% would change pro forma interest expense and net income by $1.9 million and $1.3 million, respectively.

(b)         Debt issuance costs are amortized over the life of the related debt, ranging from 18 months to six years using the effective interest method.  The Unaudited Pro Forma Condensed Consolidated Statement of Income does not include a nonrecurring charge of approximately $3.5 million which represents the write-off of unamortized debt issuance costs, net of income taxes, associated with the retirement of existing debt.

(c)          The Credit Agreement includes four loan facilities — a revolving facility and three term loan facilities. The revolving facility is a five year, $400.0 million facility and the aggregate amount of the three term loan facilities is $2,525.0 million.  The company is obligated to prepay the three term loan facilities from the net proceeds of asset sales, casualty losses, equity offerings, and new indebtedness for borrowed money, and from a portion of its excess cash flow, subject to certain exceptions and repayment priority and formula requirements.

(4)          Adjustment to reclassify certain businesses to discontinued operations.  In order to secure clearance from the European Commission and United States Department of Justice, Manitowoc agreed to sell substantially all of  Enodis’ global ice machine operations following completion of the transaction. The businesses that will be sold are operated under the Scotsman, Ice-O-Matic, Simag, Barline, Icematic, and Oref brand names. Manitowoc has also agreed to sell certain non-ice businesses of Enodis located in Italy that are operated under the Tecnomac and Icematic brand names (collectively referred to as “Enodis Ice”).  The adjustment is as follows (in millions):

Enodis Ice

Reclassify historical activity:
Net sales	$284.4
Cost of sales	209.2
Engineering, selling and administrative expenses	41.6
Operating earnings from continuing operations	33.6
Interest expense	8.7
Minority interest	0.2
Provision for income tax	3.1
Discontinued operations	$21.6

(5)          Adjustment to the provision for income taxes to apply the estimated consolidated blended statutory tax rate of approximately 28.0% to earnings from continuing operations before taxes on earnings.

(6)          Basic earnings per share is computed as follows: earnings from continuing operations divided by basic weighted average shares outstanding.  Diluted earnings per share is computed as follows: earnings from continuing operations divided by diluted weighted average shares outstanding.

(7)          The historical Enodis amounts are translated at £1 = $1.92807, the average exchange rate for the period from January 1, 2008 through October 26, 2008.

(8)          Adjustment to reclassify exceptional items reported under IFRS to comply with US GAAP presentation.

B)           Cost savings, revenue enhancements and restructuring charges

The unaudited pro forma combined financial statement does not reflect any cost savings related to redundant departments and infrastructure, the benefit of operational efficiencies, or the benefit of revenue enhancements which may be achieved after the acquisition of Enodis. In addition, the unaudited pro forma combined financial statements do not include any charges related to restructuring the combined group.